                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-81579

PROSPECTUS

                               [ASSOCIATES LOGO]

                                 $7,600,000,000

                                Debt Securities
                      Warrants to Purchase Debt Securities

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     We may sell from time to time our debt securities and warrants to purchase our debt securities having a total initial offering price of up to U.S.$7,600,000,000, or the equivalent amount if any of these securities are denominated in a foreign currency or foreign currency unit. The debt securities may be either senior or subordinated in priority of payment and may be issued in one or more series. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

     We may offer these securities directly or through underwriters, dealers or agents. The accompanying prospectus supplement describes the specific terms of our plan of distribution. The discussion under the heading "Plan of Distribution" below provides more information on this topic.

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     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                  THE DATE OF THIS PROSPECTUS IS JULY 8, 1999

                               TABLE OF CONTENTS

About This Prospectus.......................................     2
Where You Can Find More Information.........................     2
Incorporation of Information We File with the SEC...........     3
Associates Corporation of North America.....................     3
Ratio of Earnings to Fixed Charges..........................     4
Application of Proceeds.....................................     5
Description of Debt Securities..............................     5
Description of Warrants.....................................    11
Plan of Distribution........................................    12
Legal Opinions..............................................    14
Experts.....................................................    14

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this process, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings with a total initial offering price of up to U.S.$7,600,000,000, or the equivalent amount if any of these securities are denominated in a foreign currency or foreign currency unit. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" and "Incorporation of Information We File with the SEC."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may call the SEC at 1-800-SEC-0330 to obtain further information on the operation of the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's Internet web site at http://www.sec.gov. Because we list some of our debt securities on the New York Stock Exchange, you may also read our SEC filings at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and supercede information contained in this prospectus and the accompanying prospectus supplement. We incorporate by reference the documents listed below:

     - Our Annual Report on Form 10-K for the year ended December 31, 1998;

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;
       and

     - Our Current Reports on Form 8-K filed on January 21, February 5, February 8 (as amended), February 12, March 17, March 18, April 13, April 15, May 13, May 28, June 10 and June 25, 1999.

     We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell and distribute all of the securities covered by this prospectus.

     You may request a copy of any of these filings, at no cost, by writing or telephoning us at:

         Associates Corporation of North America
         P.O. Box 660237
         Dallas, TX 75266-0237
         Attention: Secretary
         Telephone: (972) 652-4000

     You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with additional or different information. If anyone else has provided you with additional or different information, you should not rely on it. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents regardless of the time of delivery of this prospectus and the accompanying prospectus supplement or any sale of the securities. We may provide additional updating information in the future by means of supplements to this prospectus, the accompanying prospectus supplement or the documents incorporated by reference. We are not offering to sell or soliciting an offer to buy the securities described in this prospectus in any state where the offer or sale is not permitted.

                    ASSOCIATES CORPORATION OF NORTH AMERICA

     Associates is a leading diversified finance organization providing finance, leasing and related services to individual consumers and businesses in the United States and Puerto Rico. We offer a variety of consumer financing products and services, including home equity and personal loans, retail sales finance and private label credit cards, and purchase participations in private label credit card receivables originated by an affiliate. We also offer retail and wholesale financing, and leasing for heavy-duty and medium-duty trucks and truck trailers, construction, material handling and other industrial and communications equipment, auto fleet leasing and other products and services to commercial customers. As part of our consumer and commercial finance activities, we make available to our customers credit-related and other insurance products.

     Associates is a wholly-owned subsidiary and the principal U.S.-based operating unit of Associates First Capital Corporation ("First Capital"). Prior to April 7, 1998, First Capital was a majority indirect-owned subsidiary of Ford Motor Company ("Ford"). On April 7, 1998, Ford completed a spin-off of its interest in First Capital in the form of a tax-free distribution of its First Capital shares to Ford Common and Ford Class B stockholders. As a result of that transaction, First Capital is no longer a subsidiary of Ford. All the outstanding stock of Associates is owned directly or indirectly by First Capital.

     On January 6, 1999, First Capital purchased the assets and assumed the liabilities of Avco Financial Services, Inc. ("Avco"). First Capital subsequently transferred substantially all of the domestic and Puerto Rico consumer finance operations of Avco to Associates, which included approximately $4 billion in finance receivables. On March 31, 1999, Associates sold certain of the domestic consumer branch locations and related receivables acquired from Avco.

     Although our finance operations are confined to the United States and Puerto Rico, certain subsidiaries of First Capital, which are also affiliates of Associates, operate outside the United States, including in Japan, Canada, the United Kingdom, Mexico, Costa Rica and Taiwan. As a result of the Avco acquisition, First Capital also has operations in Australia, Hong Kong, France, Sweden, Spain, New Zealand, Ireland and India. We provide certain management and other services relating to these foreign operations. The results of these foreign operations are not included in the financial or statistical information of Associates included in this prospectus or in documents filed with the SEC and described above under the headings "Where You Can Find More Information" and "Incorporation of Information We File with the SEC."

     At March 31, 1999, Associates had 2,057 branch offices in the United States and Puerto Rico. Our principal executive offices are located at 250 East Carpenter Freeway, Irving, TX 75062-2729, and our mailing address is P.O. Box 660237, Dallas, TX 75266-0237 (tel. 972-652-4000). When we refer to
"Associates," "we," "us" or "our" in this prospectus, we mean Associates Corporation of North America, a Delaware corporation, and all its subsidiaries on a consolidated basis, unless the context otherwise requires.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows the historical ratios of earnings to fixed charges of Associates for the periods indicated:

    YEAR ENDED DECEMBER 31,         THREE MONTHS
--------------------------------       ENDED
1994   1995   1996   1997   1998   MARCH 31, 1999
----   ----   ----   ----   ----   --------------
1.64   1.56   1.59   1.56   1.53        1.53

     For purposes of computing these ratios, the term "earnings" represents earnings before provision for income taxes, plus fixed charges. The term "fixed charges" represents interest expense and a portion of rentals representative of an implicit interest factor for such rentals.

                            APPLICATION OF PROCEEDS

     Unless we indicate otherwise in the applicable prospectus supplement that accompanies this prospectus, we will add the net proceeds from the sale of the debt securities and the warrants to purchase debt securities to our general funds to be used for one or more of the following purposes:

     - To fund investments in, or extensions of credit to, subsidiaries of the Associates;

     - To reduce other outstanding indebtedness;

     - To fund acquisitions by Associates and its subsidiaries of other companies or finance receivables; and

     - Such other general corporate purposes as may be specified in the prospectus supplement that accompanies this prospectus.

Until we apply the net proceeds to their stated purpose, we may temporarily invest or apply those proceeds to reduce short-term debt. We expect from time to time to continue to incur short-term and long-term debt and to effect other financings, the amounts of which cannot be determined at this time.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities we will offer will be either senior or subordinated debt. We will issue the senior debt securities and the subordinated debt securities under one or more separate indentures. The senior debt securities will be issued under an indenture between us and a banking institution organized under the laws of the United States of America or of any State. The subordinated debt securities will be issued under another indenture between us and a banking institution organized under the laws of the United States of America or of any State. Unless otherwise indicated, when we refer to the "trustee" in this prospectus we mean such banking institution, in its capacity as trustee under the indentures. The debt securities and the indentures will be governed by, and construed in accordance with, the laws of the State of New York.

     The following summaries of the material provisions of the indentures are not complete. You should read all of the provisions of the indentures, including the definitions of certain terms. Copies of the forms of the indentures are filed as exhibits to the registration statement that we filed with the SEC to register the debt securities and warrants to purchase debt securities, of which this prospectus is a part. These summaries set forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement will be described in the appropriate prospectus supplement. Unless otherwise indicated, parenthetical section references refer to each of the indentures.

SPECIFIC TERMS OF EACH SERIES

     Each time that we issue a new series of debt securities, the prospectus supplement relating to that series will specify the particular amount, price and other applicable terms of these debt securities. These terms may include:

     - The title of the debt securities and whether they will be senior or subordinated debt;

     - Any limit on the total principal amount of the series of debt securities;

     - The price or prices (expressed as a percentage of the aggregate principal amount) at which the debt securities will be issued;

     - The date or dates on which the principal of and premium, if any, on the debt securities will be payable;

     - The rate or rates, which may be fixed or floating, per annum at which the series of debt securities will bear interest, if any, or the method of determining such rate or rates;

     - The date from which any such interest will accrue on the series of debt securities, the date or dates on which we will pay interest for such debt securities and the record date for determining who is entitled to interest payable on any interest payment date if such record date is to be determined differently than as set forth in the indentures;

     - The place or places where principal of and premium, if any, and interest on the debt securities will be payable;

     - Any terms and conditions of any mandatory or optional redemption or repayment option, including any provisions for any sinking or other analogous fund;

     - The denominations in which the series of debt securities will be issued, if other than denominations of 1,000 and integral multiples of 1,000 of the relevant currency or currency unit;

     - The portion of the principal amount of the debt securities, if other than the entire principal amount, that is payable on the declaration of acceleration of the maturity;

     - The applicable overdue rate, if other than the interest rate stated in the title of the series of debt securities;

     - Any additions to the events of default;

     - The currency or currency units for which the series of debt securities may be purchased and the currency or currency units in which the principal, premium, if any, and interest may be payable;

     - Whether the debt securities are to be issued in the form of one or more global securities, and, if so, the identity of the depositary or depositaries of such global security or securities; and

     - Any other specific terms of the debt securities that are not inconsistent with the indentures. (Section 3.01)

     We may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that, at the time of issuance, is below market rates. If we issue these kinds of debt securities, we will provide you with additional information regarding the tax consequences and special considerations applicable to such series of debt securities in the related prospectus supplement.

     In addition, we may sell any series of debt securities for foreign currencies or foreign currency units or pay the principal of, premium, if any, or interest on any series of debt securities in foreign currencies or foreign currency units. If we issue these kinds of debt securities, we will provide you with additional information regarding the restrictions, elections, tax consequences, specific terms and other information applicable to such series of debt securities in the related prospectus supplement.

FORM AND DENOMINATIONS

     We may issue debt securities in fully registered form without interest coupons, in a form registered as to principal only with interest coupons, or in bearer form with interest coupons. Unless otherwise specified in the prospectus supplement, the debt securities of any series will be in fully registered form without interest coupons only and will be in denominations of $1,000 and any integral multiple of $1,000. (Sections 3.01, 3.02)

GLOBAL SECURITIES

     We may issue debt securities of a series in whole or in part in the form of one or more global certificates that will be deposited with a depository that we will identify in a prospectus supplement. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities in definitive form, a global security may not be transferred except as a whole by the depository, its nominees or successors to another nominee or successor. (Section 2.04)

     We will describe the specific terms of the depository arrangement for each series of debt securities in the applicable prospectus supplement. We will also describe the rights of, and limitations on, owners of beneficial interests in a global security that represents all or a portion of the debt securities of such series in the applicable prospectus supplement.

RANKING

     The senior debt securities will be part of our superior indebtedness ranking on a parity with all other outstanding senior debt. Our outstanding subordinated indebtedness and capital indebtedness are subordinate, as to payment of principal, premium, if any, and interest, if any, to all of our other liabilities, including senior debt securities.

     The subordinated debt securities will be subordinate and junior in right of payment to all of our superior indebtedness, whether outstanding at the date of the subordinated indenture or incurred after such date.

     The term "superior indebtedness" means:

     - All of our obligations which in accordance with generally accepted accounting principles are classified as liabilities on our balance sheet; and

     - Guaranties of, endorsements and other contingent obligations in respect of, or obligations to purchase or otherwise acquire, indebtedness of others, except other subordinated indebtedness and capital indebtedness (Section 15.01 of the subordinated indenture).

     "Subordinated indebtedness" means all of our indebtedness which is subordinate and junior in right of payment to superior indebtedness, but does not include capital indebtedness. "Capital indebtedness" means indebtedness subordinate and junior to subordinate indebtedness and superior indebtedness (Section 1.01 of the subordinated indenture).

     At March 31, 1999, superior indebtedness totaled approximately $46.3 billion. The indentures do not limit the amount of additional superior indebtedness that we may issue.

     Upon any distribution of our assets in connection with our dissolution, winding up, liquidation or reorganization, the holders of all of our superior indebtedness will be entitled to receive payment in full of principal of and interest, if any, on such superior indebtedness before holders of our subordinated debt securities are entitled to receive payment on such subordinated debt securities. In the event that any subordinated debt security is declared due and payable because of an event of default, the trustee under the subordinated indenture or the holders of the subordinated debt securities shall be paid only after the superior indebtedness outstanding at the time has been first paid in full (Article Fifteen of the subordinated indenture).

CERTAIN COVENANTS

     Neither indenture limits the amount of debt securities that we may issue, and each indenture provides that we may issue debt securities up to a total principal amount that we have authorized from time to time. Neither indenture contains any covenant or other provision that restricts us from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. Neither indenture requires us to maintain any financial ratios or specified levels of net worth. In addition, neither indenture gives holders of the debt securities any special protection in the event that we become involved in a highly leveraged transaction.

     However, each indenture does contain a covenant that limits us and certain of our finance and insurance subsidiaries from creating or incurring any mortgage, pledge or charge of any kind on any of our or their property, except for the following:

     - Any intercompany mortgage or pledge from subsidiaries to parent companies or other finance and insurance subsidiaries;

     - Purchase money liens or leases;

     - Acquisitions of subsidiaries that have physical property or assets which are subject to liens;

     - Liens created in the ordinary course of business by foreign subsidiaries borrowing money;

     - Liens created in the ordinary course of business by any subsidiary which, prior to becoming a subsidiary, borrowed on a secured basis;

     - Sale and leaseback arrangements upon any real property;

     - Renewals or refundings of any of the foregoing; and

     - Certain other minor exceptions.

     Additionally, each indenture contains a covenant restricting certain transactions by us or our subsidiaries with any person or entity having direct or indirect control of us. (Section 6.02)

EVENTS OF DEFAULT

     As to any series of debt securities, an event of default is defined in each indenture as any of the following events:

     - Our default in the payment of principal of or any premium on the debt securities of such series when due and payable;

     - Our default in the payment of any sinking or analogous obligation, if any, on the debt securities of such series;

     - Our default in the payment of any interest on the debt securities of such series for 30 days;

     - Our default in the performance of any other covenant, condition or agreement contained in the indenture which is not remedied for a period of 60 days after notice is given as specified in the indenture;

     - Certain events of bankruptcy, insolvency or reorganization or the court appointment of a receiver, liquidator or trustee for us or our property;

     - Any default for 30 days in the payment of any installment of interest on any indebtedness (including any other series of debt securities issued under the same indenture) issued, assumed or guaranteed by us or a default in the payment of any principal of any such indebtedness; and

     - Any other event of default provided in the applicable board of directors or authorized committee resolutions or supplemental indenture under which such series of debt securities is issued. (Section 8.01)

A default regarding a single series of debt securities will not necessarily constitute a default regarding any other series of debt securities.

     If an event of default for any series of debt securities occurs and is continuing, either the trustee or the holders of 25% in total principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series to be immediately due and payable by notice in writing to us. If the debt securities of that series are original issue discount debt securities, the portion of the principal amount as is specified in that series may be declared immediately due and payable by notice in writing to us. (Section 8.01)

     We are required to file with the trustee within four months of the end of our fiscal year an officers' certificate stating whether any default exists and specifying any such default. (Section 6.02)

     The trustee is required to give notice to holders of debt securities of a default, which remains uncured or has not been waived, that is known to the trustee within 90 days after the occurrence of the default. The trustee may withhold this notice, however, if it determines in good faith that the withholding of notice is in the interest of the holders of the debt securities. However, subject to its duties in case of a default, the trustee may not withhold notice in the case of a default in the payment of principal of and premium or interest on or a sinking fund installment on any of the debt securities. In addition, the trustee is not required to give notice of our failure to perform any covenant until at least 30 days after the failure has become a default. The term "default" for this purpose means any event which is, or after notice or lapse of time or both would become, an event of default. (Section 9.02)

     The holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or other power conferred on the trustee. (Section 8.06) However, the trustee is not obligated to exercise any of its rights or powers under each indenture at the request or direction of any of the holders of debt securities unless those holders have offered to the trustee reasonable security or indemnity. (Section 9.03(c))

MODIFICATION OF INDENTURES

     We and the trustee may, without the consent of the holders of the debt securities, enter into indentures supplemental to each of the indentures for, among other things, one or more of the following purposes:

     - To evidence the succession of another corporation to us, and the assumption by such successor of our obligations under the indenture and the debt securities;

     - To add to our covenants or surrender our rights provided by the indenture, for the benefit of the holders of the debt securities of any or all series;

     - To cure any ambiguity, omission, defect or inconsistency in the indenture or any supplemental indenture;

     - To establish the form or terms of any series of debt securities; and

     - To evidence and provide for the acceptance of any successor trustee with respect to one or more series of debt securities or to facilitate the administration of the trusts by one or more trustees in accordance with such indenture.

     The indentures, the rights of the holders of the debt securities and our rights and obligations provided by the indentures may be modified by us and the trustee with the consent of the holders of 66 2/3% in total principal amount of the debt securities of each series affected by such modification then outstanding. No modification may be made without the consent of the holder of each outstanding debt security affected which would, among other things:

     - Change the terms of payment of principal of, premium, if any, or interest on any series of debt securities;

     - Reduce the percentage of holders in total principal amount of the outstanding debt securities of each series who must consent to such modification; or

     - Subordinate such indebtedness to:

          (i) any other indebtedness, if the securities are superior indebtedness, or

          (ii) any indebtedness other than superior indebtedness, if the securities are subordinated indebtedness, or

          (iii) any indebtedness other than superior or subordinated indebtedness, if the securities are capital indebtedness.

For the purpose of these provisions, a holder of an unexpired warrant shall be deemed a holder of the principal amount of the debt securities which would be issuable upon exercise of such warrant. (Sections 6.03, 12.01)

PAYMENT AND TRANSFER

     We will pay the principal, interest and premium, if any, on registered debt securities in the specified currency at the corporate trust office of the trustee or any other office we maintain for such purpose. Unless otherwise specified in the applicable prospectus supplement, payment of any interest on fully registered debt securities will be made by check mailed to the persons in whose names the debt securities are registered on the record date as set forth in either indenture or the applicable prospectus supplement (Sections 3.08, 3.11). We will pay principal, interest and premium, if any, on debt securities in other forms in such manner and at such places as set forth in the applicable prospectus supplement (Section 3.11).

     We will not charge a fee for any transfer or exchange of fully registered debt securities, but we may require payment of an amount sufficient to cover any tax or governmental charge related to such transfer or exchange. Provisions related to the transfer or exchange of debt securities in other forms will be set forth in the applicable prospectus supplement (Section 3.05).

CONCERNING THE TRUSTEE

     We and our affiliates may from time to time engage in general financing and banking transactions with the trustee or its affiliates.

     In the event we issue debt securities under an indenture with a trustee that is also a trustee for any subordinate or superior class of debt securities under another indenture, a default under either indenture could cause a conflict of interest for the trustee under the Trust Indenture Act of 1939, as amended. If such a default is not cured or waived within 90 days after the trustee has acquired the conflict of interest, the trustee is required under the Trust Indenture Act to either eliminate such conflict of interest or resign as trustee with respect to the debt securities issued under one of the indentures. In the event the trustee resigns, we will promptly appoint a successor trustee with respect to the affected debt securities.

                            DESCRIPTION OF WARRANTS

     We may issue warrants which evidence a right to purchase debt securities in the future at a price fixed in advance. We may issue warrants independently or together with any debt securities offered in any prospectus supplement. The warrants, evidenced by warrant certificates, may be attached to or separate from such debt securities. We will issue the warrants pursuant to a warrant agreement to be entered into by us and a warrant agent. The form of the warrant agreement will be filed as an exhibit to the registration statement of which this prospectus is a part.

     We will select the warrant agent at the time we issue the warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants of beneficial owners of warrants.

     The following summaries of certain provisions of the form of warrant agreement and the warrant certificate are not complete. You should read all of the provisions of the form of warrant agreement and the warrant certificate.

GENERAL

     If we offer warrants, the prospectus supplement will describe the terms of the warrants, including the following if applicable to the particular offering:

     - The offering price, if any;

     - The designation, total principal amount and terms of the debt securities which may be purchased upon exercise of the warrants;

     - If applicable, the designation and terms of the debt securities with which the warrants are issued and the number of warrants issued with each such debt security;

     - If applicable, the date on and after which the holder may transfer the warrant and the debt securities separately;

     - The principal amount of debt securities that the holder may purchase upon exercise of one warrant and the price at which the holder may purchase such principal amount of debt securities upon exercise;

     - The date on and after which the holder may exercise the warrants and the date on which such right shall expire;

     - Federal income tax consequences;

     - Whether the warrant certificates will be issued in registered or bearer form; and

     - Any other terms of the warrants.

     Holders of warrants may exchange warrant certificates for new warrant certificates of different denominations. Holders of warrants may present for registration of transfer registered warrant certificates at the corporate trust office of the warrant agent or any co-warrant agent, or at such other office listed in the prospectus supplement. Holders of warrants do not have any of the rights of holders of debt securities except to the extent that the consent of holders of warrants may be required for certain modifications to the indenture and the series of debt securities issuable upon exercise of the warrants. Holders of warrants are not entitled to payments of principal, interest or premium, if any, on such debt securities.

EXERCISE OF THE WARRANTS

     Holders of warrants may exercise the warrants by doing the following:

     - Completing and executing the form of election to purchase on the reverse side of the warrant certificate;

     - Surrendering the warrant certificate at the corporate trust office of the warrant agent or any co-warrant agent; and

     - Submitting payment in full of the exercise price as set forth in the prospectus supplement.

Upon exercise of the warrants, the warrant agent or any co-warrant agent will, as soon as practicable, deliver the debt securities in authorized denominations in accordance with the holder's instructions and at such holder's cost and risk. If a holder of warrants exercises less than all of the warrants evidenced by a warrant certificate, a new warrant certificate will be issued for the remaining amount of warrants.

                              PLAN OF DISTRIBUTION

     We may sell the debt securities and the warrants to purchase debt securities in any one or more of the following ways from time to time:

     - Through underwriters or dealers;

     - Directly to one or more purchasers; or

     - Through agents.

     The accompanying prospectus supplement will describe the specific terms of each offering of debt securities and warrants to purchase debt securities, including:

     - The name or names of any underwriters;

     - The purchase price and the proceeds we will receive from such sale;

     - Any underwriting discounts and other items constituting underwriters' compensation;

     - Any initial public offering price;

     - Any discounts or concessions allowed or reallowed or paid to dealers; and

     - Any securities exchange on which the debt securities may be listed.

Only underwriters named in the prospectus supplement will be deemed to be underwriters in connection with the debt securities and the warrants to purchase debt securities offered by such prospectus supplement.

     If underwriters are used in the sale, they will acquire the debt securities and the warrants to purchase debt securities for their own account. The underwriters may then resell such securities and warrants from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities and the warrants will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities and the warrants of the series offered by the prospectus supplement if any such securities and warrants are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     One or more firms, acting as principals for their own accounts or as agents for us, may also offer and sell the debt securities and the warrants to purchase debt securities in connection with a remarketing upon their purchase or in accordance with a redemption or repayment according to their terms, if so indicated in an accompanying prospectus supplement. Any such remarketing firm will be identified, and the terms of its agreement, if any, with Associates and its compensation will be described in the prospectus supplement. Such remarketing firms may be deemed to be underwriters in connection with the debt securities and the warrants to purchase debt securities remarketed thereby.

     We may also sell the debt securities and the warrants to purchase debt securities directly or through agents designated by us from time to time. We will identify any agent involved in the offering and sale of the securities and warrants and will list any commissions payable by us to the agent in the accompanying prospectus supplement. Unless we indicate otherwise in the prospectus supplement, any such agent will be acting on a best efforts basis to solicit purchases for the period of its appointment.

     We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase the debt securities and the warrants to purchase debt securities and provide for payment and delivery on a future date specified in an accompanying prospectus supplement. We will describe any such arrangement in the prospectus supplement. Any such institutional investor may be subject to limitations on the minimum amount of debt securities and warrants to purchase debt securities that it may purchase or on the portion of the aggregate principal amount of such securities and warrants that it may sell under such arrangements. Institutional investors from which any such authorized offers may be solicited include:

     - Commercial and savings banks;

     - Insurance companies;

     - Pension funds;

     - Investment companies;

     - Educational and charitable institutions; and

     - Such other institutions as we may approve.

The obligations of any such purchasers under such delayed delivery and payment arrangements will not be subject to any conditions except:

     - The purchase by an institution of the particular debt securities and warrants to purchase debt securities shall not be prohibited at the time of delivery under the laws of any jurisdiction in the United States to which that institution is subject; and

     - If the particular debt securities and warrants to purchase debt securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the securities and warrants less the principal amount of such securities and warrants covered by such arrangements.

Underwriters will not have any responsibility in respect of the validity of any delayed delivery and payment arrangements or the performance by us or such institutional investors under such arrangements.

     If any underwriter or any selling group member intends to engage in stabilizing, syndicate short covering transactions, penalty bids or any other transaction in connection with the offering of the debt securities and warrants to purchase debt securities that may stabilize, maintain, or otherwise affect the price of such securities and warrants, such intention and a description of such transactions will be described in an accompanying prospectus supplement.

     We may have agreements with the agents and underwriters entitling them to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that they may be required to make relating to such liabilities. Agents and underwriters may engage in transactions with or perform services for us in the ordinary course of business.

                                 LEGAL OPINIONS

     The legality of the debt securities and the warrants to purchase debt securities will be passed upon for us by Frederic C. Liskow, who is a Senior Vice President and Assistant General Counsel of Associates, or Michael J. Forde, who is a Vice President and Assistant General Counsel of Associates, and for any underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. Mr. Liskow and Mr. Forde each own shares of Class A Common Stock of our parent, First Capital, and have options to purchase additional shares of such Class A Common Stock.

                                    EXPERTS

     The consolidated balance sheets as of December 31, 1998 and 1997 and the consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998, which are incorporated by reference in this prospectus, have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing. As noted in our Current Report on Form 8-K filed on May 28, 1999, Ernst & Young LLP replaced PricewaterhouseCoopers LLP as our ongoing certifying accountant effective June 1, 1999.